Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Aceto Corporation on Form S-3 (No. 333-207394) and Form S-8 (Nos. 333-209693, 333-187353, 333-174834, 333-149586, 333-90929 and 333-110653) of our report dated July 28, 2016, on our audits of the financial statements of Citron Pharma LLC as of December 31, 2015 and 2014 and each of the years then ended, and our report dated July 15, 2015, on our audits of the financial statements of Citron Pharma LLC as of December 31, 2014 and 2013 and for the year ended December 31, 2014 and for the period from January 7, 2013 (date of inception) through December 31, 2013, which reports are included in this Form 8-K to be filed on or about December 21, 2016. Our reports include an emphasis of matter paragraph about Citron Pharma LLC’s first commercial products and prices charged during the exclusivity period.

/s/ EisnerAmper LLP

Iselin, New Jersey

December 21, 2016